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                                                                       EXHIBIT 2







                  --------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               SHIVA CORPORATION,

                                INTEL CORPORATION

                                       AND

                          INTEL NETWORKS, INCORPORATED

                          DATED AS OF OCTOBER 19, 1998

                  --------------------------------------------



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I
                       THE MERGER; CLOSING; EFFECTIVE TIME

1.1.     The Merger.......................................................... 1
1.2.     Closing............................................................. 2
1.3.     Effective Time...................................................... 2

                                   ARTICLE II
                      ARTICLES OF ORGANIZATION AND BY-LAWS
                   OF THE SURVIVING CORPORATION; OFFICERS AND
                     DIRECTORS OF THE SURVIVING CORPORATION

2.1.     Articles of Organization............................................ 2
2.2.     By-laws............................................................. 2
2.3.     Directors........................................................... 2
2.4.     Officers............................................................ 2

                                   ARTICLE III
               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

3.1.     Conversion or Cancellation of Shares................................ 3
3.2.     Payment for Shares.................................................. 3
3.3.     Dissenters' Rights.................................................. 4
3.4.     Transfer of Shares After the Effective Time......................... 4
3.5.     Lost, Stolen or Destroyed Certificates.............................. 5

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

4.1.     Representations and Warranties of the Company....................... 5

         (a)      Organization, Good Standing, Corporate Power and
                  Qualification; Subsidiaries and Other Interests ........... 5
         (b)      Capital Structure. ........................................ 6
         (c)      Corporate Authority and Approval........................... 7
         (d)      Governmental Filings; No Violations........................ 8
         (e)      Company Reports; Financial Statements. .................... 9
         (f)      Absence of Certain Changes. ...............................10
         (g)      Litigation.................................................11
         (h)      Human Resources. ..........................................11



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         (i)      Compliance with Laws. .................................... 11
         (j)      Environmental Matters. ................................... 11
         (k)      Intellectual Property. ................................... 12
         (l)      Taxes. ................................................... 14
         (m)      Insurance. ............................................... 15
         (n)      Brokers and Finders. ..................................... 15
         (o)      Certain Business Practices. .............................. 15

4.2.     Representations and Warranties of Parent and Merger Sub............ 15

         (a)      Organization, Good Standing and Qualification. ........... 15
         (b)      Ownership of Merger Sub. ................................. 16
         (c)      Corporate Authority. ..................................... 16
         (d)      Governmental Filings; No Violations. ..................... 16
         (e)      Brokers and Finders. ..................................... 17
         (f)      Financing. ............................................... 17

                                    ARTICLE V
                                    COVENANTS

5.1.     Interim Operations................................................. 17
5.2.     Third Party Acquisitions........................................... 19
5.3.     Stockholder Approval............................................... 21
5.4.     Access............................................................. 22
5.5.     Publicity.......................................................... 23
5.6.     Status of Company Employees; Company Stock Options; Employee
         Benefits........................................................... 23
5.7.     Expenses........................................................... 23
5.8.     Indemnification; Directors' and Officers' Insurance................ 23
5.9.     Rights Agreement................................................... 26
5.10.    Product Return Procedures.......................................... 26
5.11     Manufacturing Costs and Supplies Verified.......................... 26
5.12.    Further Assurances................................................. 26





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                                   ARTICLE VI
                                   CONDITIONS

6.1.     Conditions to Each Party's Obligation to Effect Merger............. 27

         (a)      Stockholder Approval...................................... 27
         (b)      Regulatory Consents....................................... 27
         (c)      Litigation................................................ 27

6.2.     Conditions to Obligations of Parent and Merger Sub................. 27

         (a)      Representations and Warranties............................ 27
         (b)      Performance of Obligations of the Company................. 28
         (c)      Officer's Certificate..................................... 28
         (d)      Opinion of Counsel........................................ 28

6.3.     Conditions to Obligations of the Company........................... 28

         (a)      Representations and Warranties............................ 28
         (b)      Performance of Obligations of Parent and Merger Sub....... 28
         (c)      Officer's Certificate..................................... 28

                                   ARTICLE VII
                                   TERMINATION

7.1.     Termination by Mutual Consent...................................... 29
7.2.     Termination by Either Parent or the Company........................ 29
7.3.     Termination by the Company......................................... 29
7.4.     Termination by Parent and Merger Sub............................... 29
7.5.     Effect of Termination and Abandonment.............................. 30
7.6.     Procedure for Termination.......................................... 31

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1.     Survival........................................................... 31
8.2.     Certain Definitions................................................ 31
8.3.     No Personal Liability.............................................. 33
8.4.     Modification or Amendment.......................................... 33
8.5.     Waiver of Conditions............................................... 33
8.6.     Counterparts....................................................... 34
8.7.     Governing Law and Venue; Waiver of Jury Trial...................... 34
8.8.     Notices............................................................ 35
8.9.     Entire Agreement................................................... 36



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8.10.    No Third Party Beneficiaries...................................... 36
8.11.    Obligations of the Company and Surviving Corporation.............. 36
8.12.    Severability...................................................... 36
8.13.    Interpretation.................................................... 37
8.14.    Assignment........................................................ 37


                                     ANNEX A

                              Human Resources Rider

                                     ANNEX B

                         Amendment to Rights Agreements






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[Shiva Corporation agrees to furnish supplementally to the Securities and
Exchange Commission copies of any of the following omitted schedules upon request of the Commission.]


                              Disclosure Schedules
                              --------------------


      Schedule 4.1(a)      -     Subsidiaries; Equity Investments
      Schedule 4.1(b)      -     Options
      Schedule 4.1(d)      -     Required Consents
      Schedule 4.1(f)      -     Certain Changes
      Schedule 4.1(g)      -     Litigation
      Schedule 4.1(i)      -     Violations
      Schedule 4.1(j)(ii)  -     Releases of Hazardous Material
      Schedule 4.1(k)(ii)  -     Intellectual Property Conflicts
      Schedule 4.1(k)(iii) -     Intellectual Property Rights
      Schedule 4.1(k)(v)   -     Intellectual Property Proceedings
      Schedule 4.1(k)(vi)  -     Year 2000 Issues
      Schedule 4.1(l)      -     Taxes
      Schedule 4.1(m)      -     Insurance Matters
      Schedule 5.1(c)      -     Sales of Products and Licenses of Software
      Schedule 5.1(f)      -     Settlements
      Schedule 6.2(d)      -     Hale and Dorr LLP Opinion
      Schedule 8.2(d)      -     Certain Litigation

      ANNEX A SCHEDULES:
      Schedule I.1(d)      -     Stock Options
      Schedule I.1(f)      -     Additional Compensation or Benefits
      Schedule I.1(g)      -     Unfunded Liabilities
      Schedule I.1(h)      -     Conformity with ERISA and Other Laws
      Schedule I.2         -     Labor and Employment Matters
      Schedule III.1       -     Form of Severance Agreement
      Schedule VI.1        -     Assumption of Options
      Schedule VI.2        -     Required Severance Agreements




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                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of October 19, 1998, among SHIVA CORPORATION, a Massachusetts corporation (the "COMPANY"), INTEL CORPORATION, a Delaware corporation ("PARENT"), and INTEL NETWORKS, INCORPORATED, a Massachusetts corporation and a direct, wholly owned subsidiary of Parent ("MERGER SUB," with the Company and Merger Sub sometimes being hereinafter together referred to as the "CONSTITUENT CORPORATIONS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in Section 8.2 of this Agreement.

                                    RECITALS

          WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company;

          WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements, contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. THE MERGER. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II hereof. The Merger shall have the effects specified by Section 80 of Chapter 156B of the Massachusetts General Laws (the "MBCL"). Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.




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     1.2. CLOSING. The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 9:00 a.m., Eastern time, on the first Business Day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

     1.3. EFFECTIVE TIME. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article VII hereof, the Company and Parent will cause Articles of Merger (the "ARTICLES OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Massachusetts as provided in Section 78 of the MBCL. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the Commonwealth of Massachusetts (the "EFFECTIVE TIME").

                                   ARTICLE II

                          ARTICLES OF ORGANIZATION AND
               BY-LAWS OF THE SURVIVING CORPORATION; OFFICERS AND
                     DIRECTORS OF THE SURVIVING CORPORATION

     2.1. ARTICLES OF ORGANIZATION. The Articles of Merger shall provide that the articles of organization of the Surviving Corporation shall be amended to be identical to the articles of organization of Merger Sub as in effect immediately prior to the Effective Time (the "ARTICLES"), except that (i) the name of the Surviving Corporation shall be "Intel Shiva Corp." and (ii) the purposes and authorized capital stock of the Surviving Corporation shall be identical to those of Merger Sub as set forth in its articles of organization as in effect prior to the Effective Time.

     2.2. BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), except that the Articles shall be amended as of the Effective Time to identify the name of the Surviving Corporation as "Intel Shiva Corp."

     2.3. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and By-laws.

     2.4. OFFICERS. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their




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successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and By-laws.


                                   ARTICLE III

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     3.1. CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

          (a) At the Effective Time, each share ("SHARE") of the Company's common stock, $.01 par value per share ("COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, other than Shares that are held by stockholders exercising appraisal rights pursuant to Sections 86 to 98 of the MBCL ("DISSENTING STOCKHOLDERS"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $6.00 (the "MERGER CONSIDERATION"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section
3.2 or the right, if any, to receive payment from the Surviving Corporation as determined in accordance with Sections 86 to 98 of the MBCL.

          (b) At the Effective Time, each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) At the Effective time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share of the Surviving Corporation.

     3.2. PAYMENT FOR SHARES. As of the Effective Time, Parent shall deposit with the paying agent appointed by Parent with the Company's prior reasonable approval (the "PAYING AGENT"), for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding Shares (other than Shares held by Dissenting Stockholders) to be paid pursuant to Section 3.1(a). After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the




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Effective Time, a holder of record of Shares a form (mutually agreed to by
Parent and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates (or affidavit of loss in lieu thereof), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount equal to the Merger Consideration multiplied by the number of Shares held by such person less any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty (180) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares.

     3.3. DISSENTERS' RIGHTS. If any Dissenting Stockholder demands payment for his or her Shares as provided in Sections 86 to 98 of the MBCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 3.1.

     3.4. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.





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     3.5. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in a customary and reasonable amount determined by Parent as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange therefor the Merger Consideration payable pursuant to Section 3.2.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a) ORGANIZATION, GOOD STANDING, CORPORATE POWER AND QUALIFICATION; SUBSIDIARIES AND OTHER INTERESTS.

               (i) Each of the Company and its Subsidiaries (A) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, (B) has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (C) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of each of the Company's and each Subsidiary's articles of organization and by-laws (or comparable governing documents), each as amended to the date hereof. Each of the Company's and each Subsidiary's articles of organization and by-laws (or comparable governing documents) made available are in full force and effect.

               (ii) Schedule 4.1(a) contains a correct and complete list of each of the Company's Subsidiaries, the jurisdiction where each of such Subsidiaries is organized, the jurisdictions in which the Company and each such Subsidiary has property or employees, and the percentage of outstanding Capital Stock of such Subsidiaries that is directly or indirectly owned by the Company. The Company or another Subsidiary of the Company owns its shares of the Capital Stock of each Subsidiary of the Company free and clear of all Liens except Permitted Liens. Schedule 4.1(a) sets forth a true and complete list of each equity investment in an amount of $100,000 or more or which represents a 5% or greater ownership interest in the subject of such investment made by the Company or any of its Subsidiaries in any other Person other than the Company's Subsidiaries ("OTHER INTERESTS"). The Other Interests are owned




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



by the Company, by one or more of the Company's Subsidiaries or by the Company and one or more of its Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens.

          (b) CAPITAL STRUCTURE. The authorized Capital Stock of the Company consists of (i) one hundred million (100,000,000) Shares of Common Stock, of which 30,421,650 were outstanding (net of 106,115 Shares of treasury stock) as of the close of business on October 13, 1998, and (ii) one million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "PREFERRED SHARES"), none of which is outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has designated three hundred thousand (300,000) of the Preferred Shares as Series A Junior Participating Preferred Stock (the "SERIES A STOCK"). Other than the Series A Stock, which has been reserved for issuance pursuant to the Rights Agreement, dated as of September 29, 1995, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "RIGHTS AGREEMENT"), the Company has no Preferred Shares reserved for issuance. Schedule 4.1(b) contains a correct and complete list as of October 13, 1998 of each outstanding purchase right or option (each a "COMPANY OPTION") to purchase Shares, including all Company options issued under the Company's Amended and Restated 1988 Stock Plan, 1994 Non-employee Director Stock Option Plan, 1994 Employee Stock Purchase Plan, 1997 Stock Incentive Plan, and 1997 Employee Non-Qualified Plan, and under the Airsoft 1993 Stock Plan, in each case as amended to the date hereof (collectively, the "STOCK OPTION PLANS"), including the holder, date of grant, exercise price and number of Shares subject thereto. The Stock Option Plans are the only plans under which any Company Options are outstanding. From October 13, 1998 to the date hereof, there have been no issuances of capital stock of the Company, except issuances upon exercise of Company Options. As of October 13, 1998, other than (1) the 6,068,728 Shares reserved for issuance upon exercise of outstanding Company Options and (2) Shares reserved for issuance pursuant to the Rights Agreement, there are no Shares reserved for issuance or any commitments for the Company to issue Shares. Each of the outstanding shares of Capital Stock or other securities of each of the Company's Subsidiaries directly or indirectly owned by the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). Except for Company Options, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements or commitments to issue or sell any shares of Capital Stock or other securities of the Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of Capital Stock or other securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or





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



convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("VOTING DEBT"). If Parent takes the actions provided for in ANNEX A hereof, after the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Capital Stock or other securities of the Surviving Corporation pursuant to the Stock Option Plans. The Shares and the rights contemplated by the Rights Agreement constitute the only classes of securities of the Company or any of its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

          (c)  CORPORATE AUTHORITY AND APPROVAL.

               (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to the approval and adoption of this Agreement by the stockholders of the Company in the manner set forth in Section 5.3, to the extent required by applicable Law. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval and adoption of this Agreement by the stockholders of the Company in the manner set forth in
Section 5.3, to the extent required by applicable Law. This Agreement has been duly executed and delivered by the Company and, subject (as to the obligation to consummate the Merger) to such stockholder approval and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

               (ii) The Board of Directors of the Company, at a meeting duly called and held has (A) approved this Agreement, the Merger and the other transactions contemplated hereby and (B) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders.

               (iii) The Board of Directors of the Company has received an opinion from Lazard Freres & Co. LLC, the Company's financial Adviser (the "FINANCIAL ADVISER"), to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view. Such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion has been delivered to Parent.

               (iv) The Company and its Board of Directors have authorized and taken all necessary action to amend the Rights Agreement in a form satisfactory to



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



Parent substantially similar to the form attached hereto as ANNEX B without redeeming the Rights (as defined in the Rights Agreement), such that none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby will (A) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificate to which they are attached, (B) cause Parent, Merger Sub or any of their Affiliates to be an Acquiring Person (as defined in the Rights Agreement) or (C) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement), and such amendment shall be in full force and effect at all times from and after the date hereof through the Effective Time.

          (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (i) Other than the filings and/or notices (A) with the Secretary of State of the Commonwealth of Massachusetts, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (C) the Exchange Act, (D) with the National Association of Securities Dealers, Inc., including the Nasdaq National Market (together, the "NASD"), and (E) as may be required by those foreign jurisdictions in which the Company or any of the Subsidiaries conducts business, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits or authorizations (collectively, "GOVERNMENT CONSENTS") required to be obtained by the Company from any court or other governmental or regulatory authority, agency, commission, body or other governmental entity (a "GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

               (ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of or a default under, the articles of organization or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) except as set forth on Schedule 4.1(d), a breach or violation of, or a default under, the acceleration of any obligations or the creation of any Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation (a "CONTRACT") binding upon the Company or any of its Subsidiaries or any order, writ, injunction, decree of any court or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to Consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 4.1(d), there are no Contracts of the Company or its Subsidiaries which are material to the Company and its Subsidiaries, taken as a whole, pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the other transactions contemplated by this Agreement.

          (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has made available to Parent each registration statement, report, proxy statement or information statement filed with the Securities and Exchange Commission (the "SEC") by it since January 3, 1998 (the "AUDIT DATE"), including the Company's Annual Report on Form 10-K for the year ended January 3, 1998 (as amended, the "COMPANY 10-K") in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied, and any Company Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Company Reports did not, and any Company Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and of changes in stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings, changes in stockholders' equity and cash flow, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of all amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to the Company Reports, agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of January 3, 1998 set forth in the Company 10-K. Except as set forth in Company Reports filed with the SEC prior to the date hereof or as incurred in the ordinary course of business since the date of the most recent financial statements included in the Company Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required under GAAP to be set forth on a consolidated balance sheet of the Company and its subsidiaries taken as a whole and which individually or in the aggregate would have a Company Material Adverse Effect.

          (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 4.1(f) or in the Company Reports filed prior to the date hereof, since the Audit Date, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any (i) change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries, except for those changes that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, not covered by insurance, (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the Capital Stock of the Company or any of its Subsidiaries (other than wholly owned Subsidiaries) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (iv) amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, (v) incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, (vi) creation or assumption by the Company or any of its Subsidiaries of any Lien (other than Permitted Liens) on any material asset other than in the ordinary course of business consistent with past practices, (vii) making of any loan, advance or capital contributions by the Company or any of its Subsidiaries to, or investment in, or guarantee of obligations of, any Person other than (A) loans or advances to employees in connection with business-related travel (B) loans made to employees consistent with past practices which are not in the aggregate in excess of $100,000 and (C) loans, advances or capital contributions to or investments in wholly owned Subsidiaries, and in each case made in the ordinary course of business consistent with past practices, (viii) transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees or (x) change by the Company or any of its Subsidiaries in accounting principles, practices or methods, except as may be required as a result of a change in law or in GAAP.

          (g) LITIGATION. Except as disclosed on Schedule 4.1(g) or in the Company Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (h) HUMAN RESOURCES. The Company hereby makes each of the representations and warranties contained in Article I of ANNEX A, which representations and warranties are incorporated herein by reference.

          (i) COMPLIANCE WITH LAWS. Except as set forth in the Company Reports filed prior to the date hereof or as set forth on Schedule 4.1(i), the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, injunction, decree, arbitration award, license or permit of any Governmental Entity (collectively, "LAWS"), except for violations that, individually or in the aggregate, have not had and are not reasonably likely to result in a loss to the Company of $1,000,000 or more or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof, or as set forth on Schedule 4.1(i), no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to result in a loss to the Company of $1,000,000 or more or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          (j)  ENVIRONMENTAL MATTERS.

               (i) The term "ENVIRONMENTAL LAWs" means any applicable federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment,
(B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (C) the health or safety of employees in the workplace, (D) protecting or restoring natural resources or (E) the environment. The term "HAZARDOUS MATERIAL" means (1) hazardous substances (as defined in 42 U.S.C. sec. 9601(14)), including "hazardous waste" as defined in 42 U.S.C. sec. 6903, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, (6) any material regulated as a medical waste, (7) lead containing paint, (8) radioactive materials and (9) "Hazardous Substance" or "Hazardous Material" as those terms are defined in any indemnification provision in any contract, lease, or agreement to which the Company is a party, but excludes all office, janitorial or maintenance supplies used by the Company or any Subsidiary.

               (ii) During the period of ownership or operation by the Company and its Subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Material by the Company or any of its Subsidiaries in, on, under or affecting such properties or any surrounding site, and neither the Company nor any of its Subsidiaries has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case (A) for those which individually or in the aggregate would not have a Company Material Adverse Effect and (B) except as disclosed in the Company Reports. Except as set forth on Schedule 4.1(j)(ii), to the Company's Knowledge there have been no Releases of Hazardous Material by the Company or any of its Subsidiaries in, on, under or affecting their current or previously owned or leased properties or any surrounding site at times outside of such periods of ownership, operation, or lease, except in each case for those which, individually on in the aggregate, would not have a Company Material Adverse Effect. Since January 1, 1995, the Company and its Subsidiaries have not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or (B) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any Subsidiary's properties. To the Company's Knowledge there have been no violations of any Environmental Laws by the Company or any Subsidiary which violations, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          (k)  INTELLECTUAL PROPERTY.

               (i) The Company and/or its Subsidiaries own, or are validly licensed or otherwise have the right to use all (i) foreign and United States federal and state patents, trademarks, trade names, service marks and copyright registrations, (ii) foreign and United States federal and state patent, trademark, trade name, service mark and copyright applications for registration,
(iii) common law claims to trademarks, service marks and trade names, (iv) claims of copyright which exist although no registrations have been issued with respect thereto, (v) fictitious business name filings with any state or local Governmental Entity and (vi) inventions, concepts, designs, improvements, original works of authorship, computer programs, know-how, research and development, techniques, modifications to existing copyrightable works of authorship, data and other proprietary and intellectual property rights (whether or not patentable or subject to copyright, mask work or trade secret protection), in each case which are used in its business and the absence of which would have a Company Material Adverse Effect (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). There are no Liens other than Permitted Liens on the Intellectual Property Rights. There are no outstanding and, to the Company's Knowledge, no threatened disputes or disagreements with respect to any Contract in respect of the Intellectual Property Rights.

               (ii) Neither the Company nor any of its Subsidiaries is, nor has it during the three (3) years preceding the date of this Agreement been, a party to any litigation or arbitral or other proceeding other than those actions disclosed on Schedule 4.1(g), nor, to the Knowledge of the Company, is any such proceeding threatened as to which there is a reasonable possibility of a determination adverse to the Company or any of its Subsidiaries, that involved a claim of infringement by the Company or any of its Subsidiaries of any intellectual property right, or a claim challenging the validity or enforceability of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries or, in the case of any Intellectual Property Right owned by the Company or its Subsidiaries licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any other Person. Except as set forth on Schedule 4.1(k)(ii), the Company has no Knowledge that would cause it to believe that its or any Subsidiary's use of any material Intellectual Property Right conflicts with, infringes upon or violates any patent, patent license, trademark, tradename, copyright, service mark, brand mark or brand name, or any trade secret of any Person.

               (iii) Schedule 4.1(k)(iii) sets forth as of the date hereof a complete list of all material contracts related to the Intellectual Property Rights.

               (iv) All employees and independent contractors of the Company or any of its Subsidiaries have executed written agreements with the Company or applicable Subsidiary that assign to the Company or such Subsidiary all rights to any Intellectual Property Rights (other than moral rights) that are developed by such employees and contractors in the course of their employment with or in rendering services to the Company, the absence of which would have a Company Material Adverse Effect.

               (v) All Intellectual Property Rights which are registered or the subject of pending applications have been duly maintained and all necessary filings, payments and other submissions have been made which are necessary to keep such registration and application valid and/or subsisting and, except as set forth on Schedule 4.1(k)(v), there have been no proceedings of any kind, nor are there to the Company's Knowledge any threatened proceedings, which if determined adversely to the Company, could result in the loss of any Intellectual Property Rights that may cause a Company Material Adverse Effect.

               (vi) To the Company's knowledge after due inquiry, except as disclosed on Schedule 4.1(k)(vi), all software, hardware, firmware, products of the Company, and, to the Company's Knowledge, all third-party software, hardware and firmware products that are material to the Company's business operations, that contain or call on date-related data, including without limitation any function that is indexed to a computer processing unit clock or provides specific dates or calculates spans of dates, is able to record, store, process, output, exchange, and provide true and accurate dates and calculations for dates and spans of dates prior to, including and following January 1, 2000. Except as disclosed on Schedule 4.1(k)(vi), to the Company's knowledge upon due inquiry, none of the Company's or the Subsidiaries' software, hardware or firmware, accounting systems or, to the Company's Knowledge, any third-party systems used by the Company will be materially adversely affected or impaired by the input, storage, processing, exchange or output of date data within and between the 20th and 21st Centuries.

          (l) TAXES. Except as set forth on Schedule 4.1(l), (i) the Company and its Subsidiaries have accurately prepared and timely filed, or will timely file, all material returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports that are due prior to the date hereof have been timely paid, (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed or, to the Company's Knowledge, has been threatened or is likely to be assessed by a taxing authority against the Company or any of its Subsidiaries other than deficiencies as to which adequate reserves have been provided for in the Company's consolidated financial statements and (iv) the Company has provided in accordance with GAAP adequate reserves in its consolidated financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. For purposes of this Agreement, "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, Capital Stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges. Neither the Company nor any of its Subsidiaries is subject to any Tax sharing agreement. No payments to be made to any of the employees of the Company or any of its Subsidiaries will, as a direct or indirect result of the consummation of the Merger, be subject to the deduction limitations of Section 280G of the Code.

          (m) INSURANCE. The Company maintains insurance policies (the "INSURANCE POLICIES") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Except as set forth on Schedule 4.1(m), no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated to the Company any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

          (n) BROKERS AND FINDERS. Neither the Company nor any of its Subsidiaries, officers, directors, or employees or other Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed the Financial Adviser, the arrangements with which have been disclosed to Parent prior to the date hereof.

          (o) CERTAIN BUSINESS PRACTICES. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other similar payment prohibited by applicable Law.

     4.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub each hereby represents and warrants to the Company as follows:

          (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, has not had and is not reasonably likely to have a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent's certificate or incorporation and by-laws, as amended to the date hereof. Parent's certificate of incorporation and by-laws so delivered are in full force and effect.

          (b) OWNERSHIP OF MERGER SUB. All of the issued and outstanding Capital Stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are no (i) other outstanding shares of Capital Stock or other voting securities of Merger Sub, (ii) securities of Merger Sub convertible into or exchangeable for shares of Capital Stock or other voting securities of Merger Sub or (iii) options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any Capital Stock, other voting securities or securities convertible into or exchangeable for Capital Stock or other voting securities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (c) CORPORATE AUTHORITY. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. Assuming due execution and delivery by the Company, this Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

          (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (i) Other than the filings and/or notices (A) with the Secretary of State of the Commonwealth of Massachusetts, (B) under the HSR Act, (C) the Exchange Act, (D) required to be made with the NASD and (E) as may be required by those foreign jurisdictions in which the Company and its Subsidiaries conduct business, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Government Consents required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or the articles of organization or by-laws of Merger Sub, (B) a breach or violation of, or a default under, the acceleration of or the creation of a Lien, on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Law to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any such Contract.

          (e) BROKERS AND FINDERS. Neither Parent nor Merger Sub, nor any of their respective officers, directors, employees or other Affiliates, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

          (f) FINANCING. At the Effective Time, Parent and Merger Sub will have available all the funds necessary for the acquisition of all Shares and to perform their respective obligations under this Agreement, including without limitation payment in full for all Shares outstanding as of the Effective Time.

                                    ARTICLE V

                                    COVENANTS

     5.1. INTERIM OPERATIONS. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, and except as otherwise expressly contemplated by this Agreement):

          (a) its business and the business of its Subsidiaries (including, without limitation, research and development, establishment and maintenance of marketing and sales programs, and customer support) shall be conducted in the ordinary and usual course consistent in all material respects with past practices and, to the extent consistent therewith, it and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (b) it shall not, (i) issue, sell otherwise dispose of or subject to Lien (other than Permitted Liens) any of its Subsidiaries' Capital Stock owned by it, (ii) amend its articles of organization, by-laws or, except for any amendment which will not hinder, delay or make more costly to Parent the Merger, the Rights Agreement other than that amendment contemplated hereby, (iii) split, combine or reclassify its outstanding shares of Capital Stock, (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Capital Stock other than the issuance of Rights in connection with the issuance of Capital Stock upon the exercise of Company Options, (v) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock or (vi) adopt a plan of complete or partial liquidation or dissolution, merger or otherwise restructure or recapitalize or consolidate with any Person other than Merger Sub or another wholly owned Subsidiary of Parent;

          (c) neither it nor any of its Subsidiaries shall (i) except as provided in ANNEX A, authorize for issuance or issue, sell or otherwise dispose of or subject to any Lien (other than Permitted Liens) any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, Capital Stock of any class (other than Shares issuable pursuant to Company Options outstanding on the date hereof, Shares that may be issuable under the Company's 1994 Employee Stock Purchase Plan as of January 31, 1999, and automatic grants of director stock options that may be mandated by the Director Stock Option Plans) or any Voting Debt (ii) other than for sales of products and licenses of software in the ordinary and usual course of business consistent with past practices and as set forth on Schedule 5.1(c), transfer, lease, license, guarantee, sell or otherwise dispose of or subject to any Lien (other than Permitted Liens) any other property or assets, (iii) other than in the ordinary and usual course of business consistent with past practices, incur or modify any indebtedness or other material liability (except for borrowings in the ordinary course under lines of credit in existence on the date hereof), (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practices and except for obligations of Subsidiaries of the Company incurred in the ordinary course of business, (v) make any loans to any other Person (other than to Subsidiaries of the Company or reasonable and customary loans or advances to employees in connection with business-related travel in the ordinary course of business consistent with past practices) or (vi) make any commitments for, make or authorize any capital or prepaid expenditures other than in amounts less than $150,000 individually and $3,000,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person;

          (d) neither it nor any of its Subsidiaries shall, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

          (e) neither it nor any of its Subsidiaries shall revalue in any respect any of its material assets, including writing down the value of inventory or writing-off notes or accounts receivable except in the ordinary course of business consistent with past practices, except as may be required as a result of a change in law or in GAAP;

          (f) except as set forth on Schedule 5.1(f) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation which involves a payment of more than $50,000 or terminate or materially amend or modify any of its material Contracts or waive, release or assign any material rights or claims;

          (g) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;

          (h) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

          (i) neither it nor any of its Subsidiaries will authorize or enter into any agreement to do any of the foregoing.

     5.2. THIRD PARTY ACQUISITIONS.

          (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of its or its Subsidiaries' employees or directors, shall, and it shall direct and use its best efforts to cause its and its Subsidiaries' agents and representatives (including the Financial Adviser or any other investment banker and any attorney or accountant retained by it or any of its Subsidiaries (collectively, "COMPANY ADVISERS")) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as hereinafter defined). The Company further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisers not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as hereinafter defined) relating to the proposal of a Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with and advice from a nationally recognized law firm, that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish only such information with respect to the Company to any such Person pursuant to a customary confidentiality agreement as was delivered to Parent and (y) participate in the discussions and negotiations regarding such inquiry, proposal or offer; and provided further that nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisers of the obligations undertaken in this Section 5.2(a). The Company agrees to notify Parent promptly (and in no event later than 24 hours after receipt of a proposal of a Third Party Acquisition) if (i) any inquiries relating to or proposals for a Third Party

Acquisition are received by the Company, any of its Subsidiaries or any of the Company Advisers, (ii) any confidential or other non-public information about the Company or any of its Subsidiaries is requested from the Company, any of its Subsidiaries or any of the Company Advisers in connection with a Third Party Acquisition or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company, any of its Subsidiaries or any of the Company Advisers indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, and thereafter shall keep Parent informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

          (b) The Board of Directors of the Company shall not withdraw its recommendation of the Merger and other transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Board of Directors of the Company determines in good faith, after consultation with and advice from a nationally recognized law firm, that failure to do so would be reasonably likely to result in a violation of its fiduciary duties, the Board of Directors may withdraw its recommendation of the Merger and the other transactions contemplated hereby, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below), but in each case only (i) if the Company has complied with the penultimate sentence of Section 5.2(a), (ii) if the Company has provided written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (iii) such Superior Proposal does not contain any "right of first refusal" or "right of first offer" in favor of the Person making such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 7.3(b). For purposes of this Agreement, "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliate thereof (a "THIRD PARTY"), (ii) the acquisition by a Third Party of 20% or more of the total assets of the Company and its Subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), (iii) the acquisition by a Third Party of 20% or more of the outstanding Shares, (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend, (v) the repurchase by the Company or any of its Subsidiaries of 20% or more of the outstanding Shares or (vi) the acquisition by the

Company or any of its Subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of the annual revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal that is not subject to any financing condition to acquire directly or indirectly for consideration consisting of cash and/or securities all of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and otherwise on terms which the Board of Directors of the Company by a majority vote determines in its good faith judgment (based on consultation with the Financial Adviser or another financial adviser of nationally recognized reputation) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and more favorable to the Company's stockholders than the Merger.

     5.3. STOCKHOLDER APPROVAL.

          (a) As soon as reasonably practicable after the Proxy Statement (as defined below) is cleared by the SEC, the Company shall take all action necessary in accordance with the MBCL and its articles of organization and by-laws to call, give notice of and convene a meeting (a "MEETING") of its stockholders to consider and vote upon the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Board of Directors shall recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted by the Board of Directors to stockholders in connection therewith. Parent agrees to cause all Shares owned by it or any Subsidiary of it to be voted in favor of the Merger.

          (b) As promptly as reasonably practicable after the date hereof, other than as contemplated by Section 5.2(b), the Company shall prepare a proxy statement, prepared in accordance with the requirements of the Exchange Act, the MBCL and the Company's articles of organization and by-laws pertaining to the Merger and containing the recommendation of the Company's Board of Directors to approve and adopt this Agreement and the Merger (the "PROXY STATEMENT"). Parent shall reasonably cooperate with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Parent and its counsel, which consent shall not be unreasonably withheld or delayed. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following filing and shall cause a definitive Proxy Statement to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

          (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Parent or Merger Sub or any other person. Parent represents and warrants that none of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (d) The Company shall notify Parent of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and promptly supply Parent with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto, all of which correspondence shall be subject to Parent's prior reasonable approval, which consent shall not be unreasonably withheld or delayed. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company or Parent, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

     5.4. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law or relevant contractual provisions contained in such agreements, the Company shall (and shall cause its Subsidiaries to) (i) afford Parent's officers, employees, counsel, accountants and other authorized representatives (collectively, "REPRESENTATIVES") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this
Section 5.4 shall be directed to an executive officer of the Company or such Person as may be designated by its officers. Notwithstanding the foregoing, the parties shall comply in all material respects with, and shall cause their respective Representatives to comply in all material respects with, all their respective obligations under the Corporate Non-Disclosure Agreement, dated September 29, 1998, between the Company and Parent.

     5.5. PUBLICITY. The initial press release concerning the Merger has been approved by Parent and the Company and thereafter the Company and its Subsidiaries, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity or other Person (including the NASD) with respect hereto, except as may be required by law or by obligations pursuant to any listing agreement with the Nasdaq National Market.

     5.6. STATUS OF COMPANY EMPLOYEES; COMPANY STOCK OPTIONS; EMPLOYEE BENEFITS. The Company and Parent shall comply with each of the covenants contained in ANNEX A, which covenants are incorporated herein by reference.

     5.7. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article III. Except as otherwise provided in
Section 7.5 whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

     5.8. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (when acting in such capacity) (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, demands, liabilities, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative arising out of matters existing or occurring prior to or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, which is based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, all to the fullest extent that the Company would have been permitted under the MBCL and its article of organization, by-laws and other agreements in effect on the date hereof to indemnify such individual.

          (b) To the extent that the Surviving Corporation does not pay any Costs required to be paid by it pursuant to Section 5.8(a), Parent shall indemnify, defend and hold harmless the Indemnified Parties in an amount not to exceed (x) the net worth of the Company as of October 3, 1998, as determined under GAAP consistently applied, less (y) the amount of Costs paid by the Company or the Surviving Corporation from and after the date of this Agreement to any Indemnified Parties or to any third parties, with respect to any claims, actions, suits, proceedings or investigations relating to or arising out of the conduct of any of the Indemnified Parties.

          (c) Any Indemnified Party wishing to claim indemnification under subsection (a) of this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof (but the failure so to notify Parent or the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.8 except to the extent such failure materially prejudices such party). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, in which case the Surviving Corporation shall not be liable to any such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof (provided that the Indemnified party shall be entitled to participate in, but not control, such defense, with its counsel at its own expense, and provided further that the Surviving Corporation shall be responsible for the reasonable fees and expenses or separate counsel for the Indemnified Party in the event the Indemnified Party reasonably concludes that the counsel the Surviving Corporation has selected has a conflict of interest), (ii) the Indemnified Party and the Surviving Corporation will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; provided, however, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Law. In no event shall the Surviving Corporation consent to any settlement or entry of judgment that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified party, without the prior written consent of the Indemnified Party, which consent may be withheld in the sole discretion of the Indemnified Party.

     If the Surviving Corporation does not assume the defense of any such claim, action, suit, proceeding or investigation, the Indemnified Party may defend against such claim or legal proceeding (with the Surviving Corporation responsible for the reasonable fees and expenses of counsel for the Indemnified Party) in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, action, suit, proceeding or investigation on such terms as the Indemnifying Party deems appropriate (subject to clauses (ii) and (iii) above).

          (d) Parent and the Surviving Corporation shall maintain the Company's and its Subsidiaries' existing officers' and directors' liability insurance ("D&O INSURANCE") for a period of six (6) years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium; provided further, that, in lieu of maintaining such existing D&O Insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage, provided that the total cost of the reporting tail coverage shall not exceed $400,000, and provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof for a period of six (6) years from the Effective Time for any claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving wrongful acts or omissions occurring on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related transactions or related events.

          (e) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and estates, each of whom shall have third party beneficiary rights under this Section 5.8. Nothing in this Section 5.8 shall limit in any way any other rights to indemnification that any current or former director or officer of the Company may have by contract or otherwise.

          (f) From and after the Effective Time, the Surviving Corporation shall fulfill, assume and honor in all respects the obligations of the Company pursuant to the Company's articles of organization, by-laws and any indemnification agreement between the Company and any of the Company's directors and officers existing and in force as of the Effective Time. The Company agrees that the indemnification obligations set forth in the Company's articles of organization and by-laws, in each case as of the date of this Agreement, shall survive the Merger (and, as of or prior to the Effective Time, Parent shall cause the by-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of the Indemnified Parties; provided, however, that this sentence shall not preclude the reincorporation of the Surviving Corporation in Delaware, provided that (i) the certificate of incorporation and by-laws of such Delaware corporation provide for indemnification of the Indemnified Parties to the fullest extent permitted by Delaware law and (ii) the Surviving Corporation complies with paragraph (g) below.

          (g)  If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.8.

     5.9. RIGHTS AGREEMENT. Prior to the Effective Time, the Board of Directors of the Company shall take all necessary action to ensure that the representation and warranty in Section 4.1(c)(iv) is true and correct.

     5.10 PRODUCT RETURN PROCEDURES. The Company shall institute formal procedures related to the segregation and testing of those products that have been returned by customers.

     5.11 MANUFACTURING COSTS AND SUPPLIES VERIFIED. The Company shall provide Parent with a list of all material component items used or acquired by the Company in the ordinary course of its business ordered from third-party suppliers together with a schedule showing the average lead time required for such items and the suppliers from which such items are routinely obtained, which list shall be true and complete in all material respects.

     5.12. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Without limiting the foregoing, the parties hereto shall make promptly their respective filings, if any, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby, and shall, if requested by Purchaser, seek early termination of the applicable waiting period under the HSR Act. Without limiting the foregoing, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any governmental authority and parties to contracts with the Company or the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                                   CONDITIONS

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement, the Merger and the transactions contemplated hereby shall have been duly approved by holders of at least a majority of Shares outstanding and entitled to vote thereon (the "COMPANY REQUISITE VOTE").

          (b) REGULATORY CONSENTS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than filing the Articles of Merger, all filings with any Governmental Entity required to be made prior to the Effective Time by the Company or Parent or any of their respective subsidiaries, and all Government Consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub, shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in either a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (c) LITIGATION. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "ORDER"), and no Governmental Entity shall have instituted any proceeding, or given written notice to any of the parties hereto that it intends to institute any proceeding, seeking any such Order and such proceeding remains unresolved.

     6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement and qualified by materiality or a certain dollar threshold shall be true and correct (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any failure to comply with the condition set forth in this sentence, individually or in the aggregate, would not have, or could not reasonably be interpreted as reflecting, a Company Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) OFFICER'S CERTIFICATE. The Chief Executive Officer of the Company shall have executed and delivered to the Purchaser a certificate, in form reasonably acceptable to Parent, certifying as to the matters set forth in clauses (a) and (b) above; and

          (d) OPINION OF COUNSEL. The Parent shall have received an opinion of Hale and Dorr LLP, counsel to the Company, setting forth those conclusions set forth in Schedule 6.2(d), dated as of the Effective Time.

     6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in this Agreement and qualified by materiality shall be true and correct (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any failure to comply with the condition set forth in this sentence, individually or in the aggregate, would not have, or could not reasonably be interpreted as reflecting, a Parent Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) OFFICER'S CERTIFICATE. The President of each of Parent and Merger Sub shall have executed and delivered to the Company a certificate, in form reasonably acceptable to the Company, certifying as to the matters set forth in clauses (a) and (b) with respect to Parent or Merger Sub, as the case may be.

                                   ARTICLE VII

                                   TERMINATION

     7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Company Requisite Vote, by mutual action of the Boards of Directors of the Company, Parent and Merger Sub.

     7.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if (i) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall be entered (whether before or after the approval by the stockholders of the Company) and such Order is or shall have become nonappealable or (ii) the stockholders of the Company fail to approve the Merger at a duly held meeting of the stockholders of the Company.

     7.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Company Requisite Vote, by the Company if:

          (a) if the Merger shall not have been consummated by March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Company if it has breached in any material respects its obligations under this Agreement that in any manner shall have proximately contributed to the failure referenced in this subsection;

          (b) (i) the Company enters into a binding written agreement concerning a Superior Proposal after complying with the procedures set forth in
Section 5.2 and (ii) the Company shall promptly pay to Parent in immediately available funds all expense reimbursements due Parent pursuant to Section 7.5(a) and the termination fee pursuant to Section 7.5(b); or

          (c) there has been a breach by Parent or Merger Sub of this Agreement that is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by the Company to Parent and which is likely to have a Parent Material Adverse Effect.

     7.4. TERMINATION BY PARENT AND MERGER SUB. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Company Requisite Vote, by Parent and Merger Sub if:

          (a) the Merger shall not have been consummated by March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Parent and Merger Sub if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this subsection;

          (b) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement; or

          (c) there has been a breach by the Company of this Agreement that is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Parent to the Company and which is likely to have a Company Material Adverse Effect.

     7.5. EFFECT OF TERMINATION AND ABANDONMENT.

          (a) If this Agreement is terminated and the Merger abandoned pursuant to this Article VII, this Agreement (other than as set forth in Section 8.1) shall become void and of no further effect with no liability of any party hereto (or any of its directors, officers, employees, agents, stockholders, legal, accounting and financial advisers or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement; provided further, that the Company shall reimburse Parent for all of its out of pocket costs and expenses in connection with this Agreement and the Merger unless: (i) the Agreement has been terminated by the parties pursuant to Section 7.1 or by either party pursuant to Section 7.2, (ii) the Company has terminated this Agreement pursuant to Sections 7.3(a) or 7.3(c) or
(iii) the Parent has terminated this Agreement pursuant to Section 7.4(a) and, further, the Company has not breached in any material respect its obligations under this Agreement in any manner which proximately contributed to the failure to close the Merger.

          (b) (i) In lieu of any liability or obligation to pay damages (other than the obligation to reimburse Parent for expenses pursuant to Section 7.5(a)), if (A) there shall be a proposal by a Third Party for a Third Party Acquisition existing at the time of termination of the Agreement by Parent and Merger Sub and (B) Parent and Merger Sub shall have terminated this Agreement pursuant to Section 7.4(b), the Company shall pay to Parent within two (2) business days after such termination $5,450,000.

               (ii) In lieu of any liability or obligation to pay damages (other than the obligation to reimburse Parent for expenses pursuant to Section 7.5(a)), (A) if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub and (B) the Company shall have terminated this Agreement pursuant to Section 7.3(b), the Company shall pay to Parent concurrently with such termination $5,450,000.

          (c)  The Company acknowledges that the agreements contained in
Section 7.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts required pursuant to Section 7.5 and, in order to obtain such payment Parent or Merger Sub commences a suit which results in a final nonappealable judgment against the Company for such amounts, the Company shall pay to Parent or Merger Sub (i) its costs and expenses (including attorneys' fees) in connection with such suit and (ii) if (and only if) this Agreement has been terminated pursuant to Section 7.3(b) or 7.4(c), interest on the amount at the rate announced by Bank of America, NT & SA as its "reference rate" in effect on the date such payment was required to be made.

     7.6. PROCEDURE FOR TERMINATION. A termination of this Agreement pursuant to this Article VII shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1. SURVIVAL. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 5.6 (Benefits), 5.7 (Expenses), 5.8 (Indemnification; Directors' and Officers' Insurance) and those provisions contained in ANNEX A hereto as so provided shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.7 (Expenses) and Section 7.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement and in any certificate or schedule delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement.

     8.2. CERTAIN DEFINITIONS. For the purposes of this Agreement each of the following terms shall have the meanings set forth below:

          (a) "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

          (b) "BUSINESS DAY" means any day other than a day on which banks in the State of California are authorized to close or the Nasdaq National Market is closed.

          (c) "CAPITAL STOCK" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

          (d) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; it being understood, that the occurrence of one or more of the following events, without the occurrence of any other material adverse event, shall not be deemed by itself to constitute a Company Material Adverse Effect: (i) a change in the market price or trading volume of the Company Common Stock, (ii) a failure by the Company to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, (iii) conditions affecting the telecommunications, remote access and data networking industry as a whole or the U.S. economy as a whole, (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable, or (v) any ruling, judgment or other development in connection with those cases set forth on Schedule 8.2(d) hereto.

          (e) "KNOWLEDGE" means, with respect to the Company, knowledge of the members of the Board of Directors, officers, senior directors and facilities manager of the Company.

          (f) "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, title defect or adverse claim of any kind in respect of such asset.

          (g) "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of Parent or Merger Sub to or consummate the Merger or any of the other material transactions contemplated by this Agreement.

          (h) "PERMITTED LIENS" means (i) Liens for Taxes or other governmental assessments, charges or claims the payment of which is not yet due, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount and being contested in good faith, (iii) liens specifically identified as such in the Balance Sheet or the notes thereto, (iv) liens constituting or securing executory obligations under any lease that constitutes an "operating lease" under GAAP and (v) any other Lien arising in the ordinary course of business, the imposition of which would not constitute a Company Material Adverse Effect; provided, however, that, with respect to each of the foregoing clauses (i) through (iv), to the extent that any such lien arose prior to the Audit Date and relates to, or secures the payment of, a liability that is required to be accrued on the Balance Sheet under GAAP, such lien shall not be a Permitted Lien unless accruals for such liability have been established therefor on the Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Compensation and Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Compensation and Benefit Plan shall be a Permitted Lien.

          (i) "PERSON" means an individual, corporation (including not-for-profit), partnership, limited liability company, association, trust, unincorporated organization, joint venture, estate, Governmental Entity or other legal entity.

          (j) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the Capital Stock, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.3. NO PERSONAL LIABILITY. This Agreement shall not create or be deemed to create any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Merger Sub or Parent, or any of their respective officers, directors, employees, agents or representatives.

     8.4. MODIFICATION OR AMENDMENT. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     8.5. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

     8.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.7. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

          (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

     8.8. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by registered or certified mail (return receipt requested) or overnight courier (providing proof of delivery), postage prepaid, or by facsimile (which is confirmed):

                 If to Parent or Merger Sub:

                 Intel Corporation
                 2200 Mission College Blvd.
                 Mail Stop SC4-203
                 Santa Clara, CA 95052
                 Attention: General Counsel
                 Fax:  (408) 765-1859

                 with a copy to:

                 William D. Sherman, Esq.
                 Morrison & Foerster LLP
                 755 Page Mill Road
                 Palo Alto, CA 942104-1018
                 Fax: (650) 494-0792 or (650) 813-5993

                 and a copy to:

                 Mark L. Mandel, Esq. and
                 Allen L. Weingarten, Esq.
                 Morrison & Foerster LLP
                 1290 Avenue of the Americas
                 New York, NY 10104-0012
                 Fax: (212) 468-7900

                 If to the Company:

                 Shiva Corporation
                 28 Crosby Drive
                 Bedford, MA 01730
                 Attention: General Counsel
                 Fax: (781) 687-1999

                 with a copy to:

                 Mark G. Borden, Esq.
                 Hale and Dorr LLP
                 60 State Street
                 Boston, MA 02109
                 Fax: (617) 526-5000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     8.9. ENTIRE AGREEMENT. This Agreement (including any schedules, exhibits or annexes hereto) and the Confidentiality Agreement hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     8.10. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 5.8 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     8.11. OBLIGATIONS OF THE COMPANY AND SURVIVING CORPORATION. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include and undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     8.12. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     8.13. INTERPRETATION. The table of contents and Article, Section and subsection headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Annex or Exhibit, such reference shall be to a Section of, or Schedule or Annex to, this Agreement, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     8.14. ASSIGNMENT. This Agreement shall not be assignable by operation of Law or otherwise and any attempted assignment of this Agreement in violation of this sentence shall be void; provided, however, that Parent may designate, by written notice to the Company, another wholly owned, direct subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this AGREEMENT AND PLAN OF MERGER has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                    SHIVA CORPORATION


                                    By: /s/ James L. Zucco, Jr.
                                       ----------------------------------------
                                    Name: James L. Zucco, Jr.
                                    Title: President, Chief Executive Officer


                                    By: /s/ Joseph P. Hurley
                                       ----------------------------------------
                                    Name: Joseph P. Hurley
                                    Title: Treasurer


                                    INTEL CORPORATION


                                    By: /s/ Arvind Sodhani
                                       ----------------------------------------
                                    Name: Arvind Sodhani
                                    Title: Vice President and Treasurer


                                    INTEL NETWORKS, INCORPORATED


                                    By: /s/ Arvind Sodhani
                                       ----------------------------------------
                                    Name: Arvind Sodhani
                                    Title: Vice President and Treasurer


                                    By: /s/ Cary Klafter
                                       ----------------------------------------
                                    Name: Cary Klafter
                                    Title: President




                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                     ANNEX A

                                    ARTICLE I

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

SECTION 1.1.      EMPLOYEE BENEFITS.

         (a) For purposes of this Agreement, "COMPENSATION AND BENEFIT PLANS" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement, whether written or oral, that covers employees or directors of the Company or any of its Subsidiaries, or pursuant to which former employees or directors of the Company or any of its Subsidiaries are entitled to current or future benefits. The Company has made available to Parent copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Compensation and Benefit Plans maintained, or contributed to, by the Company or of its Subsidiaries or any person or entity that, together with the Company and its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE") (the Company and each such other person or entity, a "COMMONLY CONTROLLED ENTITY") for the benefit of any current employees, officers or directors of the Company or any of its Subsidiaries. The Company has also made available to Parent true, complete and correct copies of (1) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Compensation and Benefit Plan (if any such report was required),
(2) the most recent summary plan description for each Compensation and Benefit Plan for which such summary plan description is required and (3) each trust agreement and group annuity contract related to any Compensation and Benefit Plan. Except as would not have a Company Material Adverse Effect, each Compensation and Benefit Plan has been administered in accordance with its terms. Except as would not have a Company Material Adverse Effect, each of its Subsidiaries and all the Compensation and Benefit Plans are all in compliance with applicable provisions of ERISA and the Code.

         (b) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would materially adversely affect its qualification or materially increase its costs.

         (c) Neither the Company, nor any of its Subsidiaries, nor any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Compensation and Benefit Plan that is subject to Title IV of ERISA.

         (d) Schedule I.1(d) lists all outstanding Stock Options as of October 13, 1998, showing for each such option: (1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price.

         (e) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made.

         (f) Except as provided by this Agreement or in Schedule I.1(f), no employee of the Company or any of its Subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Compensation and Benefit Plan as a result of the transactions contemplated by this Agreement.

         (g) All Compensation and Benefit Plans covering current or former non-U.S. employees of the Company or any of its Subsidiaries comply in all material respects with applicable local Laws. Except as set forth in Schedule I.1(g), the Company and its Subsidiaries have no unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

         (h) Each Compensation and Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder and all other applicable laws. All material amendments and actions required to bring each of the Compensation and Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time and are disclosed on Schedule I.1(h).

         (i) Each group medical plan sponsored by the Company materially complies with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title of ERISA ("COBRA") and (ii) the Medicare Secondary Payor Provisions of Section 1826 (b) of the Social Security Act, and the regulations promulgated thereunder.

SECTION 1.2. LABOR AND EMPLOYMENT MATTERS.  Except as set forth on Schedule I.2:

         (a) No collective bargaining agreement exists that is binding on the Company, and the Company has not been officially apprised that any petition has been filed or proceeding instituted by an employee or group of employees of the Company with the National Labor Relations Board seeking recognition of a bargaining representative.

         (b) (i) To the Company's Knowledge, there is no labor strike, dispute, slow down or stoppage pending or threatened against the Company; and

                 (ii) The Company has not received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by or obligations to, any of its employees.

         (c) Except as would not have a Company Material Adverse Effect, all individuals who are performing services for the Company or any of its Subsidiaries are or were classified by the Company as "independent contractors" and, at the Closing Date, will qualify for such classification.

         (d) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

         (e) The Company has in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

         (f) To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

         (g) Except as set forth in Schedule I.2, to the knowledge of the Vice Presidents and Senior Vice Presidents of the Company (who have executed Severance Agreements) and the Chief Executive Officer of the Company, as of the date of this Agreement, no non-clerical sales or engineering employee of the Company has given oral or written notice that he or she plans to terminate employment with the Company during the next 12 months.


                                   ARTICLE II

                                    COVENANTS

SECTION 2.1. RETENTION OF EMPLOYEES. The Company will continue to do the following:

         (a) Maintain all current compensation programs and other programs that are intended to assist in retaining employees; provided, however, that the Company shall not be prohibited from adjusting an individual's compensation as it deems appropriate either in the ordinary course of business or in a manner which is consistent with past practices;

         (b) Assist Parent in communicating with employees regarding such matters as general education about Parent, Parent's culture and Parent's compensation and benefit programs, and distributing compensation profiles which provide detail concerning employees' compensation following the Closing Date; and

         (c) Communicate to Parent concerning new executive agreements, offers of employment to employees by another employer or concerning voluntary termination of employment by an employee.

Provided, that nothing contained herein shall prohibit the Company from (i) terminating or disciplining any individual who the Company believes should be terminated or disciplined, in a manner consistent with past practices, policies and procedures, or (ii) terminating any individual for the needs of the business of the Company.

SECTION 2.2. DISCLOSURE OF INFORMATION. The Company has provided Parent with a list of all employees who are on Company's payroll regardless of whether such individuals are actively at work, identifying each individual by title, location, and supervisor, and agrees to update such list at reasonable intervals through the Effective Time. Such update shall include new hires of employees and leased employees, changes in immigration status and information necessary for Parent to prepare its compensation profiles. Prior to the Closing Date, the Company will allow Parent to review all personnel files of current and past employees.

SECTION 2.3. MANAGEMENT OF WORKFORCE. Prior to the Closing Date, the Company shall be free to manage the employees in whatever manner it chooses provided that the following actions require notice to Parent prior to taking the actions:

         (a) Making offers of employment other than in the ordinary course of business; and

         (b) Promotions or increases in compensation or grants of stock options other than in the ordinary course of business.

                                   ARTICLE III

                                   CONDITIONS

SECTION 3.1. EMPLOYEE AGREEMENTS. The Company shall use its best efforts to ensure that all past and current Company employees shall have executed the form of severance agreement as set forth on Schedule III.1 or a form of severance or employee agreement that in Parent's discretion, is substantially similar.


                                   ARTICLE IV

                        PARENT'S PRE-CLOSING OBLIGATIONS

SECTION 4.1. IMMIGRATION, VISAS. Parent shall be responsible for obtaining any required visas or other immigration approvals to allow Transferred Employees (defined below) to become employed by Parent at whatever location is specified by Parent.

                                    ARTICLE V

                         OFFERS OF CONTINUED EMPLOYMENT

SECTION 5.1.  COMPANY'S EMPLOYEES.

         (a) Parent shall offer to continue the employment of certain of the Company's employees conditioned upon the occurrence of the Closing and the absence of all legal, regulatory, or contractual impediments to transferring the employment of employees in the respective country of residence from the Company to Parent, of those employees who reside in each respective country. Parent shall continue the employment of those employees to whom offers of continued employment are extended and who accept such offers of continued employment (such employees hired by Parent being hereinafter referred to as the "TRANSFERRED EMPLOYEES"). The terms and conditions of Parent's offer of continued employment of employees shall be made in writing at least 10 days (but no fewer than is required by applicable law) prior to the Closing Date. Parent's offer of continued employment shall include the following:

                    (i) Parent shall maintain the compensation of Transferred
               Employees who are participants in the Company's Sales Bonus Plan ("TRANSFERRED SALES EMPLOYEES") at substantially the same levels as existed as of the Closing Date through Calendar Year 1999; provided, however, that Parent may proportionately adjust the compensation of such Transferred Sales Employees in the event that sales quotas in existence at the time of the signing of this Agreement are reduced;

                    (ii) All other Transferred Employees shall be offered
               compensation at levels at least substantially equal to similarly situated Parent employees;

                    (iii) To the maximum extent permitted or allowed by
               applicable law the Parent shall employ such Transferred Employees on an at-will basis;

                    (iv) Parent shall have sole discretion to determine the job description, reporting status, organization, and shift of each Transferred Employee;

                    (v) Parent shall have sole discretion to determine the work location of Transferred Employees;

                    (vi) Without limiting any other provision hereof, Parent and the Company acknowledge that if Parent elects to continue employment to some but not all employees located in particular non-U.S. jurisdictions, or if requisite notice prior to the Closing Date is not given to certain non-U.S. employees or non-U.S. government agencies regarding possible employment transitions to Parent of certain employees or if certain terms and conditions of employment with the Company are not continued by Parent, certain non-U.S. laws, rules or regulations may be violated or may not be complied with, possibly resulting in liability including a need to pay or accrue severance, a need for Parent or a Subsidiary to continue employing non-U.S. employees that Parent does not wish to employ ("MANDATED EMPLOYEES"), a need for Parent to pay salary to Mandated Employees and then severance to them upon terminating them as soon as legally permissible, an obligation of Parent to honor non-U.S. employees' pension obligations, and fines, sanctions and penalties and liabilities associated with claims brought against the Company or Parent or related parties by non-U.S. employees or non-U.S. governmental agencies or Mandated Employees with respect to any of the foregoing including, without limitation, the undertakings laws in the U.K., France, Sweden, Germany and Singapore (collectively, "FOREIGN EMPLOYEE LIABILITIES"). The Company agrees to take reasonably feasible actions as requested by Parent in order to avoid (where possible) or minimize such Foreign Employee Liabilities; and

                    (vii) U.S. Transferred Employees shall be eligible to
               participate in the same benefit plans as Parent provides to its other similarly situated employees.

         (b) Notwithstanding anything to the contrary, an employee who does not report to work on the first work day for such Transferred Employee because the process of updating his or her H-1 or L-1 visa to reflect Parent as the Transferred Employee's new employer has not been completed, such employee shall be treated as a Transferred Employee on the day as of which the application for such visa is approved.

         (c) During a reasonable period after the execution of this Agreement and prior to the Closing Date, Parent may contact Company employees to provide them with information about Parent and its operations and an explanation of the terms and conditions of the offer letters of continued employment (including specifically the amount of salary (cash and non-cash) and benefits to be offered by Parent); provided, however, that such contact shall be at times, and under such circumstances, that are mutually agreeable to Parent and the Company and that the content of communications shall be consistent with all communications that Parent and/or the Company have with any governmental agency or works council or any other public disclosure.

                                   ARTICLE VI

                                   STOCK PLANS

SECTION 6.1. COMPANY'S STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Stock Option Plans, EXCLUDING the 1994 Non-Employee Director Stock Option Plan, whether vested or unvested will be assumed by Parent. Schedule VI.1, attached sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, the exercise or vesting schedule, the exercise price per share, the term of each such Company Option and any restrictions on exercise or sale of the option or underlying shares. On the Closing Date, the Company shall deliver to Parent an updated Schedule VI.1. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in such option and, if applicable, in the Stock

Option Plans, immediately prior to the Effective Time, including provisions with respect to vesting, except that (i) such option will be exercisable for that number of whole shares of Parent common stock, par value $.01 per share ("PARENT COMMON STOCK"), equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio (as hereinafter defined), and rounding to the nearest whole share, (ii) the per share exercise price under each such Company option shall be adjusted by dividing the per share exercise price of each such Company option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each Company option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or subsequent to the Effective Date. The "EXCHANGE RATIO" is $6.00 divided by the last sale price for a share of Parent Common Stock on the trading day immediately preceding the Closing Date, as reported on the Nasdaq National Market. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the options assumed by Parent. Parent will use its best efforts to file, within thirty (30) days following the Effective Date of the Merger, a registration statement on Form S-8 (or any successor to Form S-8) so as to register the Parent Common Stock subject to the options assumed by Parent pursuant to this Section 6.1 and shall use its best efforts to effect such registration and to maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such options remain outstanding. Options to purchase Parent Company Stock under this
Section 6.1 shall be referred to as the "ASSUMED OPTIONS."

SECTION 6.2. WAIVER OF COMPANY OPTIONS. Notwithstanding the provisions of
Section 6.1, the individuals described in Schedule VI.2, who as a condition of closing are executing new severance agreements, shall agree to waive all rights with respect to any Company Options which would otherwise be assumed under
Section 6.1.

SECTION 6.3. PARENT STOCK OPTIONS. After taking into account the provisions of Sections 6.1 and 6.2, Parent shall grant to Transferred Employees an additional number of options to purchase Parent Common Stock such that the total number of options to purchase Parent Common Stock under this Article VI shall be equal to 518,000. Options under this Section 6.3 shall be granted no later than the last Tuesday of the calendar month following the Closing Date.

SECTION 6.4. COMPANY'S STOCK PURCHASE PLAN. On or prior to the last business day prior to the Effective Date, the Company will discontinue its stock purchase plan pursuant to the terms thereof.

SECTION 6.5. EXERCISE PRICE OF OPTIONS. The exercise price of all Assumed Options shall be no greater than the fair market value of Parent Common Stock on the Closing Date.


                                   ARTICLE VII

                                SEVERANCE PROGRAM

SECTION 7.1. SEVERANCE PROGRAM. Parent agrees to implement a special severance program (the "SEVERANCE PROGRAM") effective as of the Parent Plan Start Date which will provide severance benefits for Company employees who remain employed up to and through the Closing Date and whose employment is terminated by Parent within six (6) months following the Closing Date, other than for cause. For purposes of this Section 7.1, "CAUSE" shall mean that the employee has intentionally engaged in misconduct that violates the law, Parent's Corporate Business Principles, or Parent's Human Resources Guidelines. Benefits under the Severance Program shall be equal to six months of the base pay of a terminated employee.


                                  ARTICLE VIII

                                  WELFARE PLANS

SECTION 8.1. CESSATION OF PARTICIPATION IN COMPANY U.S. WELFARE PLANS. Except as otherwise provided in this Agreement or as required by the terms of any of the Company's Welfare Plans or by law, Transferred Employees' participation in all of the Company's U.S. Welfare Plans will cease as of the Effective Time of the Merger (such applicable date hereinafter referred to as the "COMPANY PLAN END
DATE). For purposes hereof, "WELFARE PLAN" means any employee welfare benefit plan as defined in Section 3(1) of ERISA, without regard to Sections 4(b)(4) or 4(b)(5) thereof, including but not limited to any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits, or benefits in the event of sickness, accident, disability (short- and long-term), death or unemployment or vacation benefits.

SECTION 8.2. U.S. WELFARE PLANS FOR TRANSFERRED EMPLOYEES. Commencing on 12:01 a.m. of the Company Plan End Date (such date hereinafter referred to as the "PARENT PLAN START DATE"), Transferred Employees and their eligible dependents shall be eligible to participate in those U.S. Welfare Plans that Parent has in effect for its similarly situated existing employees as of the Parent Plan Start Date. Any waiting period, pre-existing condition limitation, or physical examination requirement applicable to eligibility for enrollment of new employees or their dependents under any of the Parent's Welfare Plans shall be waived. Such Plans shall also credit each Transferred Employee with the amount, if any, paid during the plan year or calendar year, as applicable, by such Transferred Employee (or dependent) for all deductible payments made by each of them provided that the information relating to such payments in a format acceptable to Parent has been provided.

SECTION 8.3. FLEXIBLE SPENDING ARRANGEMENTS. The Company agrees to terminate its flexible spending arrangement components of its cafeteria plan on the earlier of the Effective Date of the Merger or December 31, 1998.

                                   ARTICLE IX

                                  OTHER MATTERS

SECTION 9.1. TUITION AID. Transferred Employees shall be eligible for payments of tuition reimbursement pursuant to the Company's tuition aid program for approved courses which commence prior to the Company Plan End Date.

SECTION 9.2. VACATION. On or before the Company Plan End Date, the Company shall pay to each Transferred Employee the cash equivalent of his or her accumulated but unused vacation days. From and after the Parent Plan Start Date, Transferred Employees shall receive annual vacation benefits pursuant to Parent's vacation policy.

SECTION 9.3. SERVICE CREDIT.

     (a) Transferred Employees shall be given credit for service performed for the Company ("SERVICE CREDIT") for purposes of the following Parent benefits:

          (i) 401(k)/Profit Sharing Plan (participation and vesting only, not benefit accrual);

          (ii)  Vacation;

          (iii) Short Term Disability Plan;

          (iv)  Service Awards;

          (v) Service component of any retirement definition (early retirement, rule of 75);

          (vi)  Defined Benefit Plan (participation and vesting only);

          (vii) Supplemental Employee Medical Account Plan ("SERMA") (participation only).

     (b) Transferred Employees shall NOT be given Service Credit for the following Parent benefits:

          (i)   Sabbatical;

          (ii) Parent Stock Option Plan (acceleration of vesting upon retirement);

          (iii) Benefit accrual under Parent's Defined Benefit Plan;

          (iv)  Benefit accrual under Parent's SERMA;

          (v)   Benefit accrual under Parent's 401(k)/Profit Sharing Plan.

     With respect to the foregoing Parent benefits, service credit shall be counted as of the Parent's Plan Start Date.


                                    ARTICLE X

                               TAX QUALIFIED PLANS

SECTION 10.1. DEFINED CONTRIBUTION PENSION PLAN.

     (a) Prior to the Effective Date, the Company will take such as is necessary to terminate the Shiva Corporation 401(k) Plan (the "COMPANY 401(k) PLAN") effective as of the Company Plan End Date.

     (b) As of the Company Plan End Date, each Transferred Employee will cease contributing to the Company 401(k) Plan and Company shall take all necessary action to ensure that each Transferred Employee is fully vested in his or her account balance under the Company [401(k) Plan.

     (c) Each U.S. Transferred Employee shall be eligible to participate in the Parent 401(k)/Profit Sharing Retirement Plan (the "PARENT SAVINGS PLAN") as of the Parent Plan Start Date or such later date as the Parent Savings Plan may provide.

     (d) As soon as practicable following IRS approval of the termination of the Company 401(k) Plan the assets thereof shall be distributed and Parent shall permit Transferred Employees to roll such distributions over into the Parent Savings Plan.

                                   ARTICLE XI

                          NO THIRD PARTY BENEFICIARIES

SECTION 11.1. NO THIRD PARTY BENEFICIARIES. No Company employee (or any respective spouses or beneficiaries of such persons), or any other person not a named party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the named parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, it is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.


                                   ARTICLE XII

                                  MISCELLANEOUS

SECTION 12.1. FURTHER ASSURANCES. The Company and Parent agree to cooperate to carry out the duties and responsibilities set forth in this Annex to the Agreement. In addition, the Company agrees to make available to Parent such information as Parent may reasonably request to facilitate the determination of
(i) the period of service of any Transferred Employee with the Company or any of its Subsidiaries prior to the Effective Time of the Merger, (ii) individual service accruals and salary histories of Transferred Employees, and (iii) such other information as Parent may reasonably request to carry out any provision of this Agreement.

                                     ANNEX B

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT


     This AMENDMENT NO. 1 (the "Amendment") to the Rights Agreement (the "Rights Agreement") dated as of September 29, 1995 between Shiva Corporation, a Massachusetts corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), is entered into as of the 19th day of October, 1998. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Rights Agreement by and between the parties hereto.


                                    RECITALS

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein in connection with the execution of that certain Agreement and Plan of Merger dated as of October 19, 1998, as the same may be amended from time to time (the "Merger Agreement"), among the Company, Intel Corporation, a Delaware corporation ("Intel"), and Intel Networks, Incorporated, a Massachusetts corporation and a direct, wholly-owned subsidiary of Intel ("Merger Sub") (pursuant to which Merger Agreement, among other things, Merger Sub shall merge with and into the Company (the "Merger")).

     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


                                    AGREEMENT

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered

     Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to
     Section 13(d) hereof, (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger dated as of October 19, 1998, as the same may be amended from time to time, between the Company, Intel Corporation, a Delaware corporation ("Intel"), and Intel Networks, Incorporated, a Massachusetts corporation and a direct, wholly-owned subsidiary of Intel ("Merger Sub"), pursuant to which Merger Agreement, among other things, the Merger Sub shall merge with and into the Company (the "Merger") (the earlier of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date")."

2.   Section 35 of the Rights Agreement is hereby added as follows:

          "Section 35. INTEL TRANSACTION. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither Intel nor any Affiliate or Associate of Intel (including without limitation the Merger Sub) shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger)."

3. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



                         [signatures on following page]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.



                                    SHIVA CORPORATION


                                    By:____________________________________
                                        Name:
                                        Title:


                                    AMERICAN STOCK TRANSFER
                                    & TRUST COMPANY


                                    By:____________________________________
                                        Name:
                                        Title:





                                       -3-